Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Second Quarter 2022 Financial Results

– Second Quarter 2022 Total Revenue of $32.5 Million; QINLOCK® Net Product Revenue Increases 43% to $31.5 Million Compared to Second Quarter 2021 –

– Phase 1 Single Agent Dose Escalation Data for DCC-3116 Selected for Oral Presentation as a Proffered Paper at the ESMO Congress 2022 in September –

– Updated Phase 1/2 Results for Study of Vimseltinib in TGCT Patients Selected for Poster Presentation at the ESMO Congress 2022; Continued Patient Enrollment in the Pivotal Phase 3 MOTION Study –

– Nomination of New Development Candidate from Pan-RAF Research Program Expected by Fourth Quarter 2022 –

WALTHAM, Mass.—(BUSINESS WIRE)—August 4, 2022—Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH), a biopharmaceutical company focused on discovering, developing, and commercializing important new medicines to improve the lives of people with cancer, today announced financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“We delivered strong commercial performance in the second quarter with QINLOCK®, and we advanced our portfolio of product candidates with best-in-class potential,” said Steve Hoerter, President and Chief Executive Officer of Deciphera Pharmaceuticals. “Germany recently awarded a ‘major additional benefit’ rating for QINLOCK in its indication in advanced GIST, which is the first time an orphan oncology treatment has received this rating for its lead indication since the introduction of the German benefit assessment of medicinal products over 10 years ago. This, along with a strong commercial launch in Germany and a successful post-approval paid access program in France, demonstrate the potential for QINLOCK to transform how GIST is treated around the world.”

Mr. Hoerter continued, “We are also excited that the initial data from the Phase 1 study of DCC-3116, our potential first-in-class autophagy inhibitor, has been selected for an oral presentation at ESMO next month. Additionally, enrollment in the pivotal Phase 3 MOTION study of vimseltinib for the treatment of TGCT is on track and updated results from the Phase 1/2 study will be presented at ESMO next month, and finally, we expect to nominate the development candidate from our pan-RAF research program by the fourth quarter.”

Second Quarter 2022 Highlights and Upcoming Milestones

QINLOCK (ripretinib)

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Recorded $31.5 million in QINLOCK net product revenue in the second quarter of 2022, including $23.7 million in U.S. net product revenue and $7.8 million in international net product revenue, an increase of 43% from net product revenue of $22.0 million in the second quarter of 2021.

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Received a “major additional benefit” rating from Germany’s Federal Joint Committee (G-BA). QINLOCK is the first orphan oncology treatment in Germany to receive this rating for its lead indication and the only GIST treatment awarded with this recognition.

Vimseltinib

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Continued patient enrollment in the pivotal Phase 3 MOTION study of vimseltinib for the treatment of TGCT. MOTION is a two-part, randomized, double-blind, placebo-controlled study of vimseltinib to assess the efficacy and safety in patients with TGCT who are not amenable to surgery. The primary endpoint of the study is objective response rate at week 25 as measured by RECIST v1.1 by blinded independent radiologic review.

•	Expects to present updated results from the ongoing Phase 1/2 study in TGCT patients in a poster presentation at the ESMO Congress 2022 in September.

DCC-3116

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Expects to present data in an oral presentation as a Proffered Paper at the ESMO Congress 2022 from the single agent dose escalation portion of the Phase 1 study of DCC-3116 in patients with advanced or metastatic tumors with a mutant RAS or RAF gene.

•	Expects to initiate three Phase 1b study combination dose escalation cohorts in the second half of 2022:

•	In combination with trametinib, a Food and Drug Administration (FDA)-approved MEK inhibitor, in patients with advanced or metastatic solid tumors with RAS, NF1, or RAF mutations.

•	In combination with binimetinib, an FDA-approved MEK inhibitor, in patients with advanced or metastatic solid tumors with RAS, NF1, or RAF mutations.

•	In combination with sotorasib, an FDA- approved KRASG12C inhibitor, in patients with advanced or metastatic solid tumors with KRASG12C mutations.

Proprietary Drug Discovery Platform

•	Expects to nominate a development candidate by the fourth quarter of 2022 from the pan-RAF research program discovered using the Company’s novel switch-control kinase inhibitor platform.

Corporate Updates

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Appointed Kelley Dealhoy as Senior Vice President and Chief Business Officer to develop and lead the Company’s business development efforts and corporate strategy initiatives. Ms. Dealhoy brings 20 years of life science leadership experience to the role and joined Deciphera from Novartis, where she most recently served as Vice President of Business Development for the Oncology Division.

•	Published the 2021 Environmental, Social, and Governance (ESG) Report, highlighting our current practices and initiatives in several important ESG-related areas as of the 2021 fiscal year.

Second Quarter 2022 Financial Results

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Revenue: Total revenue for the second quarter of 2022 was $32.5 million, which includes $31.5 million of net product revenue of QINLOCK and $1.0 million of collaboration revenue compared to $23.6 million of total revenue, including $22.0 million of net product revenue of QINLOCK and $1.5 million of collaboration revenue, for the same period in 2021.

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Cost of Sales: Cost of sales were $1.8 million in the second quarter of 2022 compared to $1.3 million in the same period in 2021. Cost of sales for newly launched products will not include the full cost of manufacturing until the initial pre-launch inventory is depleted, and additional inventory is manufactured and sold. The Company expects to continue to sell zero cost inventories of QINLOCK in the U.S. through 2022.

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R&D Expenses: Research and development expenses for the second quarter of 2022 were $44.9 million, compared to $60.0 million for the same period in 2021. The decrease was primarily due to lower clinical trial costs related to QINLOCK, including INTRIGUE, our Phase 3 study for the treatment of second-line GIST for which top-line results were announced in November 2021, and the discontinuation of our rebastinib program following the corporate restructuring implemented in the fourth quarter of 2021, partially offset by an increase in clinical trial costs related to our Phase 1 study of DCC-3116 and preclinical costs. Non-cash, stock-based compensation was $5.4 million and $5.6 million for the second quarters of 2022 and 2021, respectively.

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SG&A Expenses: Selling, general, and administrative expenses for the first quarter of 2022 were $29.6 million, compared to $32.8 million for the same period in 2021. The decrease was primarily due to a decrease in professional and consultant fees. Non-cash, stock-based compensation was $7.6 million and $6.8 million for the second quarters of 2022 and 2021, respectively.

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Net Loss: For the second quarter of 2022, Deciphera reported a net loss of $43.1 million, or $0.60 per share, compared with a net loss of $70.4 million, or $1.21 per share, for the same period in 2021.

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Cash Position: As of June 30, 2022, cash, cash equivalents, and marketable securities were $393.1 million, compared to $275.4 million as of March 31, 2022. In April 2022, the Company completed an underwritten public offering that resulted in aggregate net proceeds of $163.4 million. Based on its current operating plans, Deciphera expects its current cash, cash equivalents, and marketable securities together with anticipated product, royalty, and supply revenues, but excluding any potential future milestone payments under its collaboration or license agreements, will enable the Company to fund its operating and capital expenditures into 2025.

Conference Call and Webcast

Deciphera will host a conference call and webcast to discuss this announcement today, August 4, 2022, at 8:00 AM ET. The conference call may be accessed via this link: https://register.vevent.com/register/BI14cfe386c5004efcba5c94f8783e2435. A live webcast of the conference call will be available in the “Events and Presentations” page in the “Investors” section of the Company’s website at https://investors.deciphera.com/events-presentations. A replay will be available on the Company’s website approximately two hours after the conference call and will be available for 30 days following the call.

About Deciphera Pharmaceuticals

Deciphera is a biopharmaceutical company focused on discovering, developing, and commercializing important new medicines to improve the lives of people with cancer. We are leveraging our proprietary switch-control kinase inhibitor platform and deep expertise in kinase biology to develop a broad portfolio of innovative medicines. In addition to advancing multiple product candidates from our platform in clinical studies, QINLOCK® is Deciphera’s switch control inhibitor for the treatment of fourth-line GIST. QINLOCK is approved in Australia, Canada, China, the European Union, Hong Kong, Switzerland, Taiwan, the United Kingdom, and the United States. For more information, visit www.deciphera.com and follow us on LinkedIn and Twitter (@Deciphera).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, our expectations and timing regarding the potential of QINLOCK to transform how GIST is treated around the world, enrollment in the pivotal Phase 3 MOTION study of vimseltinib in TGCT patients, the potential for our pre-clinical and/or clinical stage pipeline assets to be first-in-class and/or best-in-class treatments, presenting updated vimseltinib data from our Phase 1/2 study in TGCT patients at ESMO 2022, presenting initial data from the single agent dose escalation phase of the Phase 1 study of DCC-3116 at ESMO 2022, initiation of three combination dose escalation cohorts in the Phase 1 study of DCC-3116, nominating a development candidate for our pan-RAF research program, and cash guidance. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the severity and duration of the impact of COVID-19 on our business and operations, our ability to successfully demonstrate the efficacy and safety of our drug or drug candidates, the preclinical or clinical results for our product candidates, which may not support further development of such product candidates, comments, feedback and actions of regulatory agencies, our ability to commercialize QINLOCK and execute on our marketing plans for any drugs or indications that may be approved in the future, the inherent uncertainty in estimates of patient populations, competition from other products, our ability to obtain and maintain reimbursement for any approved product and the extent to which patient assistance programs are utilized and other risks identified in our Securities and Exchange Commission (SEC) filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 , and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Deciphera, the Deciphera logo, QINLOCK, and the QINLOCK logo are registered trademarks of Deciphera Pharmaceuticals, LLC.

Deciphera Pharmaceuticals, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$109,698	$87,063
Short-term marketable securities	274,149	198,571
Accounts receivable, net	25,851	20,595
Inventory	20,889	14,125
Prepaid expenses and other current assets	17,944	18,660

Total current assets	448,531	339,014
Long-term marketable securities	9,208	41,950
Long-term investments—restricted and other long-term assets	3,269	3,110
Property and equipment, net	7,353	8,610
Operating lease assets	38,676	36,800

Total assets	$507,037	$429,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,229	$13,130
Accrued expenses and other current liabilities	55,214	80,773
Operating lease liabilities	3,102	2,870

Total current liabilities	74,545	96,773
Operating lease liabilities, net of current portion	27,481	27,991

Total liabilities	102,026	124,764

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share; 125,000,000 shares authorized; 66,815,511 shares and 58,549,644 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	668	585
Additional paid-in capital	1,549,996	1,358,516
Accumulated other comprehensive income (loss)	(1,268)	51
Accumulated deficit	(1,144,385)	(1,054,432)

Total stockholders’ equity	405,011	304,720

Total liabilities and stockholders’ equity	$507,037	$429,484

Deciphera Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product revenues, net	$31,497	$22,048	$60,306	$42,010
Collaboration revenues	997	1,525	1,411	6,719

Total revenues	32,494	23,573	61,717	48,729

Cost and operating expenses:
Cost of sales	1,799	1,275	2,181	1,497
Research and development	44,858	59,984	92,270	115,665
Selling, general, and administrative	29,625	32,828	57,946	63,575

Total cost and operating expenses	76,282	94,087	152,397	180,737

Loss from operations	(43,788)	(70,514)	(90,680)	(132,008)

Other income (expense):
Interest and other income, net	727	81	727	277

Total other income (expense), net	727	81	727	277

Net loss	$(43,061)	$(70,433)	$(89,953)	$(131,731)

Net loss per share—basic and diluted	$(0.60)	$(1.21)	$(1.31)	$(2.28)

Weighted average common shares outstanding—basic and diluted	72,133,428	57,987,095	68,441,998	57,867,795

Contacts

Investor Relations:

Maghan Meyers

Argot Partners

Deciphera@argotpartners.com

212-600-1902

Media:

David Rosen Argot Partners

david.rosen@argotpartners.com

212-600-1902